EXHIBIT 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated June 13, 2003 relating to the financial statements and financial statement schedules, which appears in Verity, Inc.’s Annual Report on Form 10-K for the year ended May 31, 2003.

/s/    PricewaterhouseCoopers LLP

San Jose, California

March 18, 2004